                                                          Exhibit 99
                             Selected Information
                      Ford Credit Auto Owner Trust 1996-A
                           through December 31, 1996
                    ----------------------------------------

           Class A-1        Class A-2        Class A-3        Class A-4
           5.67%            6.30%             6.50%            6.75%
           Asset            Asset            Asset            Asset
           Backed           Backed           Backed           Backed
           Notes            Notes            Notes            Notes
           ------------     ------------     ------------     ------------





Principal
Paid       $241,778,284.32  $      -         $      -         $      -

Interest
Paid       $  6,927,238.61  $ 10,154,382.88  $   8,110,446.30 $  7,095,831.59

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Total Servicing Fees Paid:  $  5,512,577.50



